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                         INDEPENDENT AUDITORS' CONSENT

We consent to the inclusion in this Registration Statement of MediaBay, Inc. (previously Audio Book Club, Inc.) on Form SB-2, expected to be filed on or about October 26, 1999, of our report on the financial statements of Audio Book Club, Inc. dated March 22, 1999, appearing in the Annual Report on Form 10-KSB of Audio Book Club, Inc. for the year ended December 31, 1998 and of the inclusion of our report on the financial statements of The Columbia House Audiobook Club, a division of The Columbia House Company, dated March 18, 1999 for the year ended December 31, 1998 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/S/ DELOITTE & TOUCHE LLP


Parsippany, New Jersey
January 28, 2000